U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or

               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person

  SAKER                  STEPHEN                    A.
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   (Last)               (First)                 (Middle)

  250 PARK AVENUE SOUTH/ SUITE 200
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                                    (Street)

  WINTER PARK             FL                 32789
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

INTERNATIONAL ASSETS HOLDING CORPORATION

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

 MARCH, 2000

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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)


                SECRETARY

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7. Individual or Joint/Group Filing (Check Applicable Line)
   [X ]  Form filed by One Reporting Person
   [  ]  Form filed by More Than One Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.

                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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INTERNATIONAL ASSETS HOLDING          03/24/00        D              1,600        A              17,600          D
CORPORATION COMMON
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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STOCK OPTION        2.066    03/24/00  J             12,900 12/28/96  12/28/05 COMMON   12,900            -0-        D
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STOCK OPTION        1.896    03/24/00  J       14,061       12/28/96  12/28/05 COMMON   14,061           14,061      D
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STOCK OPTION        4.215    03/24/00  J             33,000 01/23/95  01/23/03 COMMON   33,000           14,061      D
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STOCK OPTION        3.867    03/24/00  J       35,970       01/23/95  01/23/03 COMMON   35,970           50,031      D
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STOCK OPTION        1.364    03/24/00  J             17,600 11/02/99  11/02/08 COMMON   17,600           50,031      D
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STOCK OPTION        1.251    03/24/00  J       19,184       11/02/99  11/02/08 COMMON   19,184           69,215      D
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Explanation of Responses: To adjust exercise price of options and number of option shares due to stock dividend.





/S/  STEPHEN A. SAKER                                       04/07/00
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.